SERVICES AGREEMENT

THIS SERVICES AGREEMENT (the “Agreement”) is made and entered into as of October 2, 2015 (the “Effective Date”) by and between Wayne Berian and Hannah Grabowski (“Contractor”) and Blue Sky Media Corp., a Wyoming corporation (“BKYM”).

BACKGROUND

Contractor and BKYM wish to establish an “arms length” agreement for the provision of services to be provided to BKYM by Contractor.

BKYM is in the business of marketing, distributed and production in the independent motion picture field as well as a commercial video and APP development (the “Business”).

BKYM has requested Contractor to provide certain services related to the operation of the Business and Contractor desires to provide such services to BKYM during the Term (as defined hereinafter).

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants contained in this Agreement and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

1. Services. During the term of this Agreement, Contractor shall be entitled to the use of BKYM’s present facilities, equipment, information systems and files in order for Contractor to provide the following services as it relates to the Business (the “Services”):

a. Payroll. All necessary payroll services, including the preparation and filing of Form W-2 for each employee of the Business. BKYM shall establish a bank account with funds sufficient to make payments for all amounts paid out to the employees of the Business pursuant to this Section 1(a) and such account shall be funded by BKYM from the revenues generated by the Business. Contractor shall make all information relating to the payment of such employee payroll available to BKYM upon reasonable request therefore.

b. Accounting Services. Contractor agrees to provide BKYM with accounting and financial assistance in closing the Business’s books consistent with the fiscal close periods and procedures established by BKYM. Contractor shall also assist BKYM in maintaining financial statements for the Business, including preparation by Contractor of balance sheets, profit and loss statements and a general ledger, preparing tax returns and whatever additional accounting and financial services as may reasonably be requested by BKYM relating to the Business.

c. Sales and Customer Service. Contractor shall provide all sales and customer service support for the Business including, without limitation, obtaining orders for sales and marketing of products offered by BKYM and the supply of such products in connection with the operation of the Business answering customer inquiries, referring return information and requests to the appropriate personnel and such other functions as may be reasonably requested by BKYM.

d. Collection of Accounts Receivable. Contractor shall collect accounts receivable of BKYM in a commercially reasonable manner. Contractor shall pay over to BKYM all such Accounts Receivable as specified in Section 1 (e) hereof. Contractor will make available to BKYM reports setting forth the amount of Accounts Receivable collected, the persons from whom such Accounts Receivable have been collected and, if specified by the payor, the invoice number and date to which such Accounts Receivable are to be applied. Contractor further agrees to make all information relating to the collection of the Accounts Receivable available to BKYM upon reasonable request therefore.

e. Collection Procedures. Contractor will collect all payments on invoices rendered by BKYM. Contractor shall post all funds received to the corresponding invoice and make any appropriate deduction or adjustment in accordance with the procedures set forth by BKYM. Contractor shall remit to BKYM all cash collected on invoices, to the extent they are Accounts Receivable of the Business.

f. Payment of Trade Payables. Contractor shall fund bank accounts from the revenues of the Business the proceeds of which shall be used for the payment of BKYM’s obligations relative to the Business such as payroll checks and checks for payment of accounts payable.

g. Email. Contractor acknowledges and agrees that Contractor shall be obligated to maintain at his own cost and expense, an email system relative to the operation of the Business.

h. Computer Systems. Contractor acknowledges and agrees that Contractor will maintain and operate the computer and information systems currently being utilized by BKYM for sales and inventory reporting and tracking, accounts receivable and general ledger accounting (the “Computer Systems”). BKYM shall be permitted access to and use of the Computer Systems in order to permit BKYM and/or Contractor on behalf of BKYM to close BKYM’s books, to record sales transactions, collect accounts receivables, process customer orders, process purchase orders, maintain inventory and to maintain BKYM’s general ledger.

i. Data and Communication Services. Contractor shall provide all communication services, including, but not limited to, maintenance of the data communication lines and system, telephone system and other like services required for the Business.

j. Employee Benefits. Contractor will be responsible for the administration of all existing health and welfare benefit plans offered to BKYM employees, if any.

2. Payments. In addition to any specific reimbursement or other obligation of BKYM set forth herein, during the term hereof, BKYM shall pay to Contractor an amount equal to all net revenues of the Business after payment of all expenses associated with the operation of such business including a reserve for payment of future expenses related to the operation of the business.

3. Term. Contractor understands and acknowledges that the term of this Agreement is (i) on an “at-will” basis, (ii) is for an unspecified duration, and (iii) may be terminated at any time, with or without cause, and with or without notice, at BKYM’s option. In the event of the termination or expiration of this Agreement, the following provisions shall apply:

a. Contractor shall cease performing Services and shall submit an invoice for any amounts which may be due Contractor under this Agreement as of the date of termination if there are any funds available from Business’ operations; and

b. Contractor shall deliver to BKYM all information related to the operation of Business in Contractor’s possession or under Contractor’s control.

4. Miscellaneous.

a. Assignment. Neither party shall assign any of its rights or delegate any of its obligations under this Agreement, without the express prior written consent of the other party.

b. Amendments. This Agreement may be amended, modified, or superseded, and any of the terms hereof may be waived, only by written instrument executed by the parties hereto or in the case of a waiver, by the party waiving compliance. The failure of any party at any time to require performance of any provision hereof shall in no manner affect the right at a later time to enforce the same. No waiver by any party of any term continued in this Agreement shall be deemed or construed as a further or continuing waiver of any such breach in any subsequent instance or a waiver of any such breach in any subsequent instance or a waiver of any breach of any other terms contained in this Agreement.

c. Independent Contractors. In performing the Services, nothing in this Agreement shall be construed to create the relationship of employer-employee, principal-agent or master-servant, either expressed or implied. Further, the relationship between the Parties is that of contract, Contractor being an independent contractor, free from interference or control by BKYM in the performance of the services set forth herein, subject only to the terms of this Agreement. Neither BKYM nor Contractor has the authority to bind or incur any obligation for the other, and each agrees that Contractor will not hold itself out to any third party as having, or act toward any third party in any manner which would suggest that they have, any such authority.

d. Ownership of Information. Contractor and BKYM agree that all files, computer programs, tapes, records, materials, data, papers, reports, and other information relating to the services which were obtained as a result of its performance of its obligations under this Agreement are vested in and owned by BKYM. Contractor agrees to return to BKYM all such property owned by BKYM and which is in Contractor’s possession upon termination of this Agreement or at any earlier time immediately upon the request of BKYM. This clause will survive the termination of this Agreement.

e. Headings. Headings in this Agreement are for convenience only and shall not be deemed to have any substantive effect.

f. Counterparts. This Agreement may be executed on separate counterparts, each of which will be deemed an original, which counterparts may be delivered to the other party hereto by facsimile transmission, and all of which taken together will constitute one and the same instrument.

g. Severability. If any term, covenant, condition or provision of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the provisions hereof shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby.

h. Governing Law. This Agreement shall be governed by, and construed and interpreted in accordance with the laws of the State of North Carolina, without regard to choice of law principles thereof.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

Blue Sky Media, Corp.

By:	/s/ Wayne Berian	/s/ Wayne Berian
Name:	Wayne Berian	Wayne Berian
Title:	CEO
/s/ Hannah Grabowski
Hannah Grabowski